July 16, 2020       Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Second Quarter 2020 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its second quarter ended June 28, 2020, and provided an update related to the impact of the COVID-19 pandemic on the Company.
Second Quarter Highlights
•Second-quarter 2020 GAAP earnings per diluted share were $0.55, compared with $0.80 in 2019.
•Second-quarter 2020 GAAP earnings included net after-tax charges of $24.9 million related primarily to operational restructuring activity and non-operating pension costs. In the second quarter of 2019, GAAP earnings included net after-tax charges of $15.3 million related mostly to restructuring actions and non-operating pension costs.
•Base net income attributable to Sonoco (base earnings) for second-quarter 2020 was $0.79 per diluted share, compared with $0.95 in 2019. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided second-quarter 2020 base earnings guidance of $0.73 to $0.83 per diluted share.
•Second-quarter 2020 net sales were $1.25 billion, compared with $1.36 billion in 2019.
•Cash flow from operations was $281.0 million in the first half of 2020, compared to $40.1 million in 2019. Free cash flow was $123.1 million, compared with $(144.9) million in the first six months of 2019. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

2020 Third Quarter Guidance
•Sonoco expects third-quarter base earnings to be in a range of $0.73 to $0.83 per diluted share, compared to $0.97 per diluted share reported in the third quarter of 2019.
Note: Third-quarter 2020 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition-related costs, possible gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP results.

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Sonoco Reports Second Quarter 2020 Results - Page 2
CEO Comments
Commenting on the Company’s second-quarter performance, Howard Coker, President and Chief Executive Officer, said, "Our Sonoco team did a tremendous job during the quarter to produce bottom-line results which were in line with our expectations despite facing the toughest operating environment since the Great Recession. Results from our diverse portfolio of Consumer- and Industrial-related businesses mirrored the current divergent macroeconomic environment. Our Consumer Packaging segment produced record results during the quarter due to strong demand for food packaging driven by consumers' stay-at-home eating habits, while our Paper and Industrial Converted and Protective Solutions segments were dragged down by extremely weak demand in most of our industrial served markets due to virus-related shutdowns. Overall, the Company's bottom line results benefited from strong productivity, targeted cost savings and earnings from recent acquisitions. However, these positive factors were more than offset by negative volume/mix, a significant negative price/cost relationship due to rising recovered paper costs that primarily impacted our Paper and Industrial Converted Product segment along with the negative impact of foreign exchange translation, increased interest expense and a higher effective tax rate.

"We're also very pleased with our strong cash flow generation during the quarter which shows the resiliency of our business and the focus of our team on this very important activity. Sonoco's liquidity position is stronger than ever and we will keep this, along with our investment-grade credit rating, as a top priority."

COVID-19 Update
Sonoco has been designated an essential provider of consumer, industrial and medical packaging around the world. As a result, virtually all of the Company’s global operations are currently operating and serving our customers’ critical needs. Demand, in certain of the Company's markets, has been negatively impacted by COVID-19 related shutdowns and the Company took steps to right-size its operations to better match the demand environment, implementing a combination of furloughs, designed to allow the Company to ramp up production when market conditions improve, along with permanent workforce reductions. As areas around the world continue to reopen their economies, the Company is beginning to see improved demand for more of its products and services. Sonoco is closely monitoring the impact of the virus and working with our customers to meet their changing needs and will continue managing active production capacity and overhead costs, as necessary.

Health, Safety and Business Continuity
The health and safety of Sonoco’s associates, contractors, suppliers and the general public are a top priority. Included among the safety measures implemented are: conducting health screenings for personnel entering our operations, providing personal protective equipment, routinely cleaning high-touch surfaces, following social distancing protocols, prohibiting all non-critical business travel, and encouraging all associates to work from home when possible. Additionally, Sonoco has a dedicated COVID-19 microsite to keep its associates up to date on Company and health authority information, guidelines, protocols and policies, including those set by the World Health Organization and the U.S. Centers for Disease Control and Prevention.

Sonoco has also put in place a Global Task Force to develop and implement business continuity plans to ensure its operations are as prepared as possible to continue producing and shipping product to its customers without disruption. Sonoco has a diverse global supply chain and to date has not experienced significant raw material or other supply disruptions. Certain raw materials pricing, particularly Old Corrugated Containers (OCC), which is the largest raw material used by the Company's recycled paperboard mills, experienced a significant increase in prices during the second quarter which impacted operating margins. OCC prices have declined since June, which may provide some margin recovery in the third quarter.

Sonoco expects the significance of the COVID-19 pandemic, including its effect on its financial condition and results of operations, to be dictated by, among other things, its duration, the success of efforts to contain the virus and the impact of actions taken by governments and others in response. The Company remains unable at this time to estimate the full-year 2020 financial impact of the COVID-19 pandemic. An extended period of disruption to its served markets or global supply chains could materially and adversely affect its business, results of operations, access to sources of liquidity and overall financial condition. In addition, an extended global recession caused by the pandemic would have an adverse impact on the Company's operations and financial condition.

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Financial Flexibility and Liquidity
Sonoco has a strong, investment-grade balance sheet and has substantial liquidity available in the form of cash, cash equivalents and revolving credit facilities, as well as the ability to issue commercial paper and to access liquidity in the bank or other debt capital markets. The Company currently has $500 million in committed availability under its revolving credit facility and approximately $850 million in cash and cash equivalents on hand.

Sonoco continues to take further actions to maintain its strong cash flow results as well as its liquidity position. These actions include closely managing working capital, deferring approximately $150 million in pension-termination contributions into 2021 and taking advantage of government assistance programs globally. The Company also continues to take proactive actions to reduce operating costs and selling, general and administrative expenses.
Second Quarter Review
Net sales for the second quarter of 2020 were $1.25 billion, down 8.4 percent from last year's second quarter sales of $1.36 billion. The sales decline was driven by lower volume/mix, a stronger U.S. dollar and lower selling prices. These negative impacts were partially offset by increased sales from acquisitions.

GAAP net income attributable to Sonoco in the second quarter was $55.2 million, or $0.55 per diluted share, a decrease of $25.9 million, compared with $81.2 million, or $0.80 per diluted share, in 2019. Second-quarter GAAP earnings included net after-tax non-base charges totaling $24.9 million, $16.7 million of which were related to operational restructuring activities primarily related to capacity reductions in the Company's North America paper mill network. The remaining non-base charges consist mostly of non-operating pension costs and a non-base income tax charge related to the settlement of an income tax audit. In the second quarter of 2019, GAAP earnings included $15.3 million of after-tax non-base net charges, $10.0 million of which were related to restructuring activities with the remaining $5.3 million consisting primarily of non-operating pension costs. Adjusted to exclude these items, base earnings in the second quarter of 2020 were $80.1 million, or $0.79 per diluted share, compared with $96.5 million, or $0.95 per diluted share in 2019, a decrease of $16.3 million. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses, non-operating pension costs, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Gross profit was $248.0 million in the second quarter compared to $275.3 million in the same period in 2019. Gross profit as a percentage of sales was 19.9 percent, down from 20.2 percent in the same period in 2019. Second-quarter selling, general and administrative expenses decreased $10.8 million from the prior year to $121.4 million. This decrease was largely driven by a significant focus across the business on reducing controllable costs as well as the impact of the pandemic on travel, employee medical and other expenses.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.
Second-quarter 2020 sales for the segment were $614.6 million, compared with $602.8 million in 2019. Segment operating profit was a record $86.1 million in the second quarter, compared with $62.9 million in the same quarter of 2019.
Segment sales increased 2.0 percent compared to the prior year's quarter due to solid volume/mix growth and sales added from the December 2019 acquisition of Thermoformed Engineered Quality (TEQ), a medical packaging
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Sonoco Reports Second Quarter 2020 Results - Page 4
business, partially offset by the negative impact of foreign exchange translation and lower selling prices. Global Rigid Paper Containers sales benefited from an 8 percent gain in volume/mix driven by strong food product demand in North America, Europe and Asia. Flexible Packaging sales declined slightly during the quarter due primarily to the closure of a forming films line in 2019, while volume/mix was up 1 percent during the quarter as solid demand for hard bake goods and other food categories was offset by lower demand for confectionery products. In Global Plastics, sales were higher driven by the acquisition of TEQ, while solid volume/mix growth in prepared and specialty foods was more than offset by industrial-related volume declines and reduced selling prices due to lower resin prices.
Segment operating profit increased 36.8 percent compared to the prior year's quarter as the benefit of strong productivity improvements along with solid volume/mix improvement, a positive price/cost relationship and cost controls all contributed to the record performance. Segment operating margin improved to 14.0 percent in the quarter from 10.4 percent in the 2019 period.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.
Second-quarter 2020 sales were $107.3 million, compared with $134.8 million in 2019. The segment reported an operating profit of $6.0 million in the current quarter, compared to $5.9 million in the prior year's quarter.
Sales declined 20.4 percent compared to last year’s quarter due to lower volume in domestic displays, paper amenities and retail security packaging as well as the negative impact of foreign exchange translation. Segment operating profit improved slightly due to productivity improvements and cost controls, mostly offset by lower volume/mix. Segment operating margin improved to 5.6 percent in the quarter up from 4.4 percent in 2019.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes, cones, and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.
Second-quarter 2020 sales for the segment were $434.5 million, down from $491.3 million in 2019. Segment operating profit was $30.0 million in the quarter, compared with $61.2 million in 2019.
Segment sales declined 11.6 percent from the prior year's quarter as lower volume/mix, the negative impact of foreign exchange translation and lower selling prices more than offset sales gained from the acquisition of Corenso Holdings in August 2019. The lower volume/mix was driven by significantly lower global tube, core and cone volume, including a 13 percent decline in tube and core volume in the U.S. and Canada and an 8 percent decline in volume in Europe. Global uncoated recycled paperboard (URB) and corrugated medium volume/mix was down a combined 7 percent despite a 14 percent increase in demand for paper going into the tissue and towel market. During the quarter, the Company permanently closed its paper mill in Trent Valley, Ontario, Canada and a URB machine in Hartsville to address capacity requirements. Segment operating profit declined 51.1 percent from the prior year's quarter as the benefit of productivity improvements and earnings from the Corenso acquisition were more than offset by a significant negative price/cost relationship caused by an approximately $60 per-ton rise in OCC prices along with the negative impact of much lower volume/mix and the stronger U.S. dollar. Segment operating margin declined to 6.9 percent from the prior year quarter's 12.5 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.
Second-quarter 2020 sales were $89.1 million, down from $130.8 million in 2019. Operating profit was $4.5 million, a 68.6 percent decrease from the second quarter of 2019.
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Segment sales declined 31.9 percent driven primarily by virus-related customer shutdowns which negatively impacted demand for molded foam automotive components and consumer fiber packaging for appliances. ThermoSafe temperature-assured packaging volume also declined due to reduced demand for transporting pharmaceuticals to medical clinics as non-virus related treatments were postponed. Segment operating margin declined to 5.0 percent from the prior year quarter's 10.9 percent.
Corporate/Tax
Net interest expense for the second quarter of 2020 increased to $18.7 million, compared with $16.0 million during the same period in 2019, primarily due to higher debt balances with a partial offset from the impact of lower interest rates. The second-quarter 2020 effective tax rates on GAAP and base earnings were 30.0 percent and 26.6 percent, respectively, compared with 26.3 percent and 25.9 percent, respectively, in the prior year’s quarter. The effective tax rate on GAAP earnings for the second quarter of 2020 was higher than the prior year’s rate due primarily to recording the expected impact of settling the Company’s federal income tax audit.
Year-to-date Results
For the first six months of 2020 net sales were $2.55 billion, down $162.6 million, compared with $2.71 billion in the first six months of 2019. Sales declined 6.0 percent in the first half of the year as lower volume/mix stemming from the virus-driven recession, lower selling prices and a negative impact from foreign exchange translation more than offset sales added from acquisitions.

GAAP net income attributable to Sonoco for the first half of 2020 was $135.7 million or $1.34 per diluted share, compared with $154.8 million or $1.53 per diluted share in the first half of 2019. Earnings in the first half of 2020 included $39.8 million in after-tax charges largely consisting of restructuring and non-operating pension costs. Earnings in the first half of 2019 included after-tax charges totaling $27.8 million mostly related to restructuring and non-operating pension costs.

Base earnings for the first six months of 2020 were $175.4 million, or $1.73 per diluted share, compared with $182.7 million, or $1.81 per diluted share, in the same period in 2019, a 4.0 percent and 3.9 percent decrease, respectively. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Current year-to-date gross profit was $514.6 million, compared with $545.5 million in 2019. Year-to-date gross profit as a percentage of sales in 2020 was 20.2 percent, compared with 20.1 percent in 2019. Selling, general and administrative expenses decreased $29.5 million, largely driven by a significant focus across the business on lowering controllable costs as well as the impact of the pandemic on travel, employee medical and other expenses.
Cash Flow and Free Cash Flow
Although net income decreased year over year, cash generated from operations for the first six months of 2020 was $281.0 million, compared with $40.1 million in 2019, an increase of $241.0 million. The increase is largely attributable to a $198.0 million year-over-year reduction in pension and retirement plan contributions, net of non-cash pension expenses. The main driver of this year-over-year reduction was the Company's voluntary $190 million contribution to the Company's U.S. defined benefit pension plans in the second quarter of 2019. Additionally, net working capital consumed $38.3 million less cash in the first six months of 2020, compared to the first six months of 2019. Although both periods saw increased business activity from year-end levels, the global recession caused by COVID-19 has muted that increase in the current year. The Company's management of accounts receivable and accounts payable has been solid in this challenging macroeconomic environment. In addition, the Company took advantage of available government assistance programs during the second quarter of 2020 which contributed approximately $25 million to operating cash flow.
Free cash flow for the first six months of 2020 was $123.1 million, compared with a negative $144.9 million in the same period last year, an increase of $268.0 million, driven by the year-to-date increase in operating cash flow and a decrease in capital spending. During the first half of 2020, net capital expenditures and cash dividends were $71.6 million and $86.3 million, respectively, compared with $100.8 million and $84.2 million, respectively, in 2019. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)
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As of June 28, 2020, total debt was approximately $2.27 billion, compared with $1.68 billion as of December 31, 2019. The Company's total-debt-to-total-capital ratio was 55.6 percent as of June 28, 2020, compared to 48.1 percent at the end of 2019. The increase in this ratio is due to the excess cash being held by the Company following the issuance of $600 million in 10-year 3.125% notes in April 2020 and in consideration of uncertainty in the macroeconomic environment driven by COVID-19. Cash and cash equivalents were $857.3 million as of June 28, 2020, compared with $145.3 million at December 31, 2019.

Third Quarter Outlook
The Company projects third-quarter 2020 base earnings to be in the range of $0.73 to $0.83 per diluted share. Base earnings in the third quarter of 2019 were $0.97 per diluted share. The Company's third-quarter guidance assumes that global macroeconomic conditions will gradually improve from second quarter lows, although demand recovery is likely to be tempered by virus hot spots which could slow the reopening of additional business activity. In addition, this guidance assumes a 25.5 percent base effective tax rate, compared to a 22.3 percent base effective tax rate in the third quarter of 2019 as well as higher interest expense.
Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the unprecedented uncertainty regarding the impact of the COVID-19 pandemic, as well as other risks and uncertainties, including those described further below, actual results could vary substantially.
Commenting on the Company’s outlook, Coker said, “History has shown that past disruptions of the magnitude of the current virus-induced recession, as painful as they can be, have often boosted Sonoco's resourcefulness, productivity and innovation. Looking ahead to the third quarter, we expect our Consumer Packaging segment to continue performing well, although more in line with normal seasonal volume trends, as sales from food packaging should continue to benefit from consumers' stay-at-home eating habits. We expect our industrial related markets to continue experiencing weak demand compared to 2019 and our team will remain focused on productivity actions. In addition, our Paper and Industrial Converted Products segment should continue facing a negative price/cost relationship during the third quarter due to higher year-over-year recycled fiber costs and lower market pricing, although more stable OCC prices should allow price/cost to improve over the second quarter of this year. Our Protective Solutions businesses that serve automotive and appliance markets began seeing a gradual reopening of customers facilities late in the second quarter and we expect demand to continue to improve during the third quarter. We remain very bullish on our ThermoSafe temperature-assured packaging business as we expect it will benefit from a strong flu vaccine season and a return to more-normal demand from its base pharmaceutical and food customers during the quarter. Finally, our Display and Packaging business is expected to continue to face weak retail promotional display activity, but should partially offset this weakness through cost controls."
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 4829526. The archived call will be available through July 26, 2020. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in more than 300 operations in 36 countries, serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2020 as well as being included in Barron's 100 Most Sustainable Companies. For more information on the Company, visit our website at www.sonoco.com.

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Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; consumer and customer actions in connection with the COVID-19 pandemic; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:
•availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•impacts arising as a result of the COVID-19 Coronavirus global pandemic on our results of operations, financial condition, value of assets, liquidity, prospects, growth, and on the industries in which we operate and that we serve, resulting from, without limitation, recent and ongoing financial market volatility, potential governmental actions, changes in consumer behaviors and demand, changes in customer requirements, disruptions of the Company suppliers and supply chain, availability of labor and personnel, necessary modifications to operations and business, and uncertainties about the extent and duration of the pandemic;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•ability to improve margins and leverage cash flows and financial position;
•continued strength of our paperboard-based tubes and cores and composite can operations;
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Sonoco Reports Second Quarter 2020 Results - Page 8
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;
•international, national and local economic and market conditions and levels of unemployment; and
•economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Second Quarter 2020 Results - Page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Net sales	$1,245,485	$1,359,721	$2,548,781	$2,711,426
Cost of sales	997,502	1,084,385	2,034,208	2,165,969
Gross profit	247,983	275,336	514,573	545,457
Selling, general and administrative expenses	121,371	132,213	245,259	274,774
Restructuring/Asset impairment charges	22,885	13,355	35,484	24,027
Operating profit	$103,727	$129,768	$233,830	$246,656
Non-operating pension cost	7,600	5,550	15,179	11,591
Net interest expense	18,685	15,952	34,730	31,337
Income before income taxes	77,442	108,266	183,921	203,728
Provision for income taxes	23,230	28,491	49,986	51,115
Income before equity in earnings of affiliates	54,212	79,775	133,935	152,613
Equity in earnings of affiliates, net of tax	778	1,511	1,291	2,441
Net income	54,990	81,286	135,226	155,054
Net (income) loss attributable to noncontrolling interests	221	(127)	430	(232)
Net income attributable to Sonoco	$55,211	$81,159	$135,656	$154,822

Weighted average common shares outstanding – diluted	101,109	101,178	101,109	101,129

Diluted earnings per common share	$0.55	$0.80	$1.34	$1.53
Dividends per common share	$0.43	$0.43	$0.86	$0.84

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Sonoco Reports Second Quarter 2020 Results - Page 10

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net sales
Consumer Packaging	$614,621	$602,750	$1,203,038	$1,192,466
Display and Packaging	107,303	134,833	228,659	272,387
Paper and Industrial Converted Products	434,452	491,328	909,422	987,365
Protective Solutions	89,109	130,810	207,662	259,208
Consolidated	$1,245,485	$1,359,721	$2,548,781	$2,711,426

Segment operating profit:
Consumer Packaging	$86,129	$62,942	$153,930	$125,057
Display and Packaging	5,981	5,889	14,075	12,343
Paper and Industrial Converted Products	29,964	61,229	83,977	109,616
Protective Solutions	4,482	14,275	18,486	25,279
Restructuring/Asset impairment charges	(22,885)	(13,355)	(35,484)	(24,027)
Other non-base charges, net	56	(1,212)	(1,154)	(1,612)
Consolidated	$103,727	$129,768	$233,830	$246,656

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended
	June 28, 2020	June 30, 2019
Net income	$135,226	$155,054
Asset impairment charges/losses on disposition of assets	6,494	11,227
Depreciation, depletion and amortization	123,447	116,978
Pension and postretirement plan contributions, net of non-cash expense	(1,970)	(199,932)
Changes in working capital	(27,595)	(65,858)
Changes in tax accounts	28,186	10,963
Other operating activity	17,259	11,649
Net cash provided by operating activities	281,047	40,081

Purchase of property, plant and equipment, net	(71,572)	(100,774)
Cost of acquisitions, net of cash acquired	(3,787)	(455)
Net debt proceeds	586,113	144,369
Cash dividends paid	(86,337)	(84,160)
Other, including effects of exchange rates on cash	6,525	(23,155)

Net increase in cash and cash equivalents	711,989	(24,094)
Cash and cash equivalents at beginning of period	$145,283	$120,389
Cash and cash equivalents at end of period	$857,272	$96,295

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Sonoco Reports Second Quarter 2020 Results - Page 11

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	June 28, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$857,272	$145,283
Trade accounts receivable, net of allowances	692,943	698,149
Other receivables	104,397	113,754
Inventories	523,855	503,808
Prepaid expenses and deferred income taxes	60,195	60,202
	2,238,662	1,521,196
Property, plant and equipment, net	1,235,505	1,286,842
Right of use asset-operating leases	294,050	298,393
Goodwill	1,423,712	1,429,346
Other intangible assets, net	360,996	388,292
Other assets	185,935	202,220
	$5,738,860	$5,126,289
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$908,392	$904,878
Notes payable and current portion of long-term debt	646,623	488,234
Income taxes payable	21,257	11,380
	1,576,272	1,404,492
Long-term debt, net of current portion	1,618,640	1,193,135
Noncurrent operating lease liabilities	249,217	253,992
Pension and other postretirement benefits	303,606	304,798
Deferred income taxes and other	183,421	154,167
Total equity	1,807,704	1,815,705
	$5,738,860	$5,126,289

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Sonoco Reports Second Quarter 2020 Results - Page 12

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts, including the associated tax effects, relating to restructuring initiatives, asset impairment charges, non-operating pension costs or income, environmental reserve charges/releases, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.
To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Third-quarter 2020 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition related costs, possible gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Second Quarter 2020 Results - Page 13

		Non-GAAP Adjustments
Three Months Ended June 28, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$103,727	$22,885	$(56)	$126,556
Non-operating pension costs	7,600	—	(7,600)	—
Interest expense, net	18,685	—	—	18,685
Income before income taxes	77,442	22,885	7,544	107,871
Provision for income taxes	23,230	6,224	(717)	28,737
Income before equity in earnings of affiliates	54,212	16,661	8,261	79,134
Equity in earnings of affiliates, net of taxes	778	—	—	778
Net income	54,990	16,661	8,261	79,912
Net loss/(income) attributable to noncontrolling interests	221	(6)	—	215
Net income attributable to Sonoco	$55,211	$16,655	$8,261	$80,127

Per Diluted Share	$0.55	$0.16	$0.08	$0.79

*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended June 30, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$129,768	$13,355	$1,212	$144,335
Non-operating pension costs	5,550	—	(5,550)	—
Interest expense, net	15,952	—	—	15,952
Income before income taxes	108,266	13,355	6,762	128,383
Provision for income taxes	28,491	3,307	1,430	33,228
Income before equity in earnings of affiliates	79,775	10,048	5,332	95,155
Equity in earnings of affiliates, net of taxes	1,511	—	—	1,511
Net income	81,286	10,048	5,332	96,666
Net (income) attributable to noncontrolling interests	(127)	(69)	—	(196)
Net income attributable to Sonoco	$81,159	$9,979	$5,332	$96,470

Per Diluted Share	$0.80	$0.10	$0.05	$0.95

*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists mainly of non-operating pension costs and costs related to actual and potential acquisitions and divestitures. Also includes the anticipated impact of settlement of a U.S. Tax Audit and gains related primarily to a tax rate change.

(3) Consists mainly of non-operating pension costs and costs related to actual and potential acquisitions and divestitures.

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		Non-GAAP Adjustments
Six Months Ended June 28, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$233,830	$35,484	$1,154	$270,468
Non-operating pension costs	15,179	—	(15,179)	—
Interest expense, net	34,730	—	—	34,730
Income before income taxes	183,921	35,484	16,333	235,738
Provision for income taxes	49,986	9,353	2,683	62,022
Income before equity in earnings of affiliates	133,935	26,131	13,650	173,716
Equity in earnings of affiliates, net of taxes	1,291	—	—	1,291
Net income	135,226	26,131	13,650	175,007
Net (income) attributable to noncontrolling interests	430	(17)	—	413
Net income attributable to Sonoco	$135,656	$26,114	$13,650	$175,420

Per Diluted Share*	$1.34	$0.26	$0.14	$1.73
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Six Months Ended June 30, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$246,656	$24,027	$1,612	$272,295
Non-operating pension costs	11,591	—	(11,591)	—
Interest expense, net	31,337	—	—	31,337
Income before income taxes	203,728	24,027	13,203	240,958
Provision for income taxes	51,115	5,945	3,315	60,375
Income before equity in earnings of affiliates	152,613	18,082	9,888	180,583
Equity in earnings of affiliates, net of taxes	2,441	—	—	2,441
Net income	155,054	18,082	9,888	183,024
Net (income) attributable to noncontrolling interests	(232)	(138)	—	(370)
Net income attributable to Sonoco	$154,822	$17,944	$9,888	$182,654

Per Diluted Share*	$1.53	$0.18	$0.10	$1.81
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists mainly of non-operating pension costs and costs related to actual and potential acquisitions and divestitures. Also includes the anticipated impact of settlement of a U.S. Tax Audit and gains related primarily to a tax rate change.

(3) Consists mainly of non-operating pension costs and costs related to actual and potential acquisitions and divestitures.

	Six Months Ended
FREE CASH FLOW*	June 28, 2020	June 30, 2019

Net cash provided by operating activities	$281,047	$40,081
Purchase of property, plant and equipment, net	(71,572)	(100,774)
Cash dividends	(86,337)	(84,160)
Free Cash Flow	$123,138	$(144,853)

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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